Exhibit 15.1(b)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to Registration Statement No. 001-35505 of Brookfield Property Partners L.P. on Form 20-F of our reports dated February 29, 2012 (June 27, 2012 as to the effects of the 2012 discontinued operations described in Note 5) relating to (1) the consolidated financial statements of General Growth Properties, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on those consolidated financial statements and includes an explanatory paragraph regarding the Company’s financial statements including assets, liabilities, and a capital structure with carrying values not comparable with prior periods) and (2) the 2011 consolidated financial statement schedule of the Company, appearing in this Registration Statement.

We also consent to the reference to us under the heading “Statement By Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 3, 2012